Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form S-1/A of our report dated August 31, 2023 with respect to the audited financial statements of AI Transportation Acquisition Corp. (the “Company”) as of December 31, 2022, and the period from May 9, 2022 (inception) through December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
August 31, 2023